Exhibit 99.1

October 16, 2008
                                                            Steven F. Nicola
                                                            Chief Financial Officer,
                                                                    Secretary & Treasurer
                                                                    412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
INCREASES QUARTERLY DIVIDEND

PITTSBURGH, PA, OCTOBER 16, 2008 – The Board of Directors of Matthews International Corporation (NASDAQ NNM: MATW) today declared a quarterly dividend of $0.065 per share on the Company’s common stock.  The quarterly dividend has been increased one-half cent per share from $0.06 to $0.065.  The dividend is payable November 14, 2008 to stockholders of record October 31, 2008.

Joseph C. Bartolacci, President and Chief Executive Officer, stated, “The Company’s strong financial position and continued growth in profit performance has enabled Matthews to once again increase its dividend.”  Mr. Bartolacci noted that this was the Corporation’s 14th dividend increase since Matthews became a publicly traded stock in July 1994.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, marking products, and merchandising solutions. The Company's products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management, printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.